As filed with the Securities and Exchange Commission on January 18, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HOME BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Arkansas (State or other jurisdiction of incorporation or organization)	71-0682831 (IRS Employer Identification Number)

719 Harkrider, Suite 100, Conway, Arkansas (Address of registrant’s principal executive offices)	72032 (Zip Code)

HOME BANCSHARES, INC. 2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN
(Full title of the plan)

John W. Allison	Copy to:
Chairman and Chief Executive Officer
Home BancShares, Inc.
719 Harkrider, Suite 100
Conway, Arkansas 72032
Telephone: (501) 329-9330
(Name, address and telephone number,
including area code, of agent for service)	John S. Selig, Esq. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 West Capitol Avenue, Suite 1800 Little Rock, Arkansas 72201 Telephone: (501) 688-8804 Facsimile: (501) 918-7804

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee (2)
Common Stock, par value $0.01	300,000	$19.97	$5,991,000	$235

(1)	Pursuant to Rule 416, this registration statement is deemed to include additional shares of Common Stock issuable under the terms of the Stock Option Plan to prevent dilution resulting from any further stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $19.97 per share, the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market on January 16, 2008.

PART II
Item 5. Interests of Named Experts and Counsel.
Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX
Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
Awareness Letter
Consent of BKD, LLP
Consent of Ernst & Young LLP

     Pursuant to General Instruction E, the contents of Home BancShares, Inc.’s 2006 Stock Option and Performance Incentive Plan registration statement on Form S-8 (File No. 333-136645) are incorporated herein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters with respect to the validity of the shares of our Common Stock offered hereby will be passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. As of October 15, 2007, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. beneficially own approximately 10,771 shares of our Common Stock.
Item 8. Exhibits.
     The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas, on January 18, 2008.

HOME BANCSHARES, INC.
By:	/s/ John W. Allison
John W. Allison
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Allison and Randy E. Mayor, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Allison John W. Allison	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 18, 2008

/s/ Ron W. Strother Ron W. Strother	President, Chief Operating Officer and Director	January 18, 2008

/s/ Randy E. Mayor Randy E. Mayor	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2008

/s/ Robert H. “Bunny” Adcock Robert H. “Bunny” Adcock	Vice Chairman of the Board and Director	January 18, 2008

/s/ Richard H. Ashley Richard H. Ashley	Director	January 18, 2008

/s/ Dale A. Bruns Dale A. Bruns	Director	January 18, 2008

Signature	Title	Date

/s/ Richard A. Buckheim Richard A. Buckheim	Director	January 18, 2008

/s/ S. Gene Cauley S. Gene Cauley	Director	January 18, 2008

/s/ Jack E. Engelkes Jack E. Engelkes	Director	January 18, 2008

/s/ James G. Hinkle James G. Hinkle	Director	January 18, 2008

/s/ Alex R. Lieblong Alex R. Lieblong	Director	January 18, 2008

/s/ C. Randall Sims C. Randall Sims	Secretary and Director	January 18, 2008

/s/ William G. Thompson William G. Thompson	Director	January 18, 2008

EXHIBIT INDEX

Exhibit Number		Description
5	—	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
15	—	Awareness Letter from BKD, LLP regarding unaudited interim financial information
23.1	—	Consent of BKD, LLP
23.2	—	Consent of Ernst & Young, LLP
23.3	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5)
24	—	Power of Attorney (on signature page)
99.1	—	Amendment to 2006 Stock Option and Performance Incentive Plan of Home BancShares, Inc. (incorporated by reference to Exhibit 10.1 of Home BancShares’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 8, 2007)

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